UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 5, 2009

NGAS Resources, Inc.
(Exact name of registrant as specified in its charter)

Province of British Columbia (State or other jurisdiction of incorporation or organization)	0-12185 (Commission File Number)	Not Applicable (I.R.S. Employer Identification No.)

120 Prosperous Place, Suite 201
Lexington, Kentucky (Address of principal executive offices)	40509-1844 (Zip Code)
Registrant’s telephone number, including area code: (859) 263-3948
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2b

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 1.01 Entry into a Material Definitive Agreement
     On August 5, 2009, we entered into an underwriting agreement with BMO Capital Markets Corp., as sole underwriter, for a registered direct public the offering of 5.4 million units, at a price of $1.90 per unit, for proceeds of approximately $10.3 million before underwriting discounts and offering expenses. Each unit consists of one share of the company’s common stock and a warrant to buy 0.5 share of common stock. The warrants will be exercisable for four years, beginning six months after issuance, at $2.35 per common share. The transaction is expected to close on or about August 11, 2009, subject to customary closing conditions. The shares will be issued under the Company’s existing shelf registration statement on Form S-3, as amended. The offering is described in a press release included as an exhibit to this report and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits.

Exhibit
Number	Exhibit
1.1	Underwriting Agreement dated August 5, 2009 between NGAS Resources, Inc. and BMO Capital Markets Corp., as sole underwriter.

5.1	Legality opinion of Stahl & Zelmanovitz.

23.1	Consent of Stahl & Zelmanovitz. (included in Exhibit 5.1).

99.1	Press Release.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NGAS Resources, Inc.
By:	/s/ William S. Daugherty
William S. Daugherty
President and Chief Executive Officer
Date: August 6, 2009